Exhibit 10.10

January 30, 2013

[name of Executive]

13410 Sutton Park Drive South

Jacksonville, Florida 32224

Dear [_______]:

In recognition of evolving “best practices” with respect to long-standing provisions of your Key Executive Employment Protection Agreement (“KEEPA”), for good and valuable consideration you hereby agree to the following:

•	Deletion of Modified Single Trigger: Section 3(a) of your KEEPA is amended to delete clause (y) in its entirety.

•	Deletion of Excise Tax Gross-Up: Sections 3(d) and (e) of your KEEPA are hereby deleted in their entirety.

•

Imposition of Cap on Severance Payments: Notwithstanding anything in your KEEPA, as amended by this letter, to the contrary, the severance payable to you under the KEEPA in connection with a change in control shall be reduced if and to the extent necessary so that no excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, would be imposed if doing so would result in your retaining a larger after–tax amount, taking into account the income, excise and employment taxes imposed on the payments payable to you and benefits made available to you in connection with the change in control.

Except as expressly modified by this letter agreement, your KEEPA remains in full force and effect in accordance with its terms.

Please confirm your acceptance of this letter agreement by signing where indicated below.

Sincerely, James B. Gattoni Executive Vice President and Chief Financial Officer
Agreed and Accepted: [name of Executive] Dated: January __, 2013